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                                                                   Exhibit 3(i)

                         AMENDED AND RESTATED CHARTER

                                      OF

                  ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

                  Under Section 1206 of the Insurance Law and
                  Section 807 of the Business Corporation Law

   The undersigned, being President and Secretary of Allstate Life Insurance Company of New York, hereby certify:

   1. The name of the company is Allstate Life Insurance Company of New York. The company was previously named PM Life Insurance Company. The name under which the company was originally incorporated was Financial Life Insurance Company.

   2. The Charter of the company was filed by the New York State Insurance Department on January 25, 1967. The Charter was restated (pursuant to
Section 1206 of the Insurance Law and Section 807 of the Business Corporation
Law) on May 16, 1978, and on December 2, 2003.

   3. The Charter, as heretofore amended and now in effect, is hereby restated, as authorized by Section 1206 of the Insurance Law and Section 807 of the Business Corporation Law, to combine all amendments into one certificate.

   4. The text of the Charter is hereby restated to read in full as follows:

   FIRST: The name of the company is Allstate Life Insurance Company of New York.

   SECOND: The principal office of the company shall be located in the County of Suffolk, State of New York.

   THIRD: The business to be transacted by the company shall be the following kinds of insurance specified in paragraphs 1, 2, and 3 of Section 1113 of the Insurance Law of the State of New York, and any amendments to such paragraphs or provisions in substitution therefore which may be hereafter adopted, and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the company is authorized to do:

   (1) "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment

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   benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (A) diagnosis of terminal illness defined as a life expectancy of twelve months or less,
   (B) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (C) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment, or (D) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702 (B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

   (2) "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

   (3) "Accident and health insurance," means (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and
   (ii) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

   FOURTH: The corporate powers of the company shall be exercised by a

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   Board of Directors, by committees thereof, and by such officers, employees and agents as such board shall empower.

   FIFTH: The number of Directors of the company shall not be less than seven nor more than thirteen in number, and shall be determined by or under the By-laws. As used in this paragraph, 'number of Directors' means the total number of Directors that the company would have if there were no vacancies. Directors shall be elected at each annual meeting of shareholders and each Director so elected shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified. In the event that the number of Directors duly elected and serving shall be less than seven, the company shall not for that reason be dissolved, but the vacancy or vacancies shall be filled as provided in Article SEVENTH hereof. Each Director shall be at least twenty-one years of age. At all times a majority of the Directors shall be citizens and residents of the United States and not less than one of the Directors shall be a resident of New York. The Directors need not be shareholders of the company. Not less than one-third of the Directors of the company shall be persons who are not officers or employees of the company or of any entity controlling, controlled by, or under common control with such company and who are not beneficial owners of a controlling interest in the voting stock of such company.

   SIXTH: The annual meeting of the shareholders shall be held at the principal office of the company in the state of New York, or at such other location within or without the state of New York as may be set forth in the notice of call, on the fourth Tuesday in February of each year, except when such day shall be a legal holiday, in which case the meeting shall be held on the next succeeding business day. At the annual meeting of shareholders, the shareholders shall elect a Board of Directors and shall transact such other business as may legally come before the meeting. The Chairman of the Board or the Board of Directors may at any time call a special meeting of the shareholders, and the Chairman of the Board shall call such special meeting when requested, in writing, so to do by the owners of not less than one-fifth of the outstanding shares of the company.

   SEVENTH: Any vacancies occurring in the Board of Directors shall be filled by the shareholders in the manner specified in the By-laws. Notice of any election of a Director pursuant to the By-laws to fill a vacancy shall be given to the Superintendent of Insurance of the State of New York in the manner and to the extent required by law. Any or all of the Directors may be removed at any time, either for or without cause, by vote of the shareholders or, for cause, by vote of a majority of the Directors then in office. If the removal of a Director is requested by the Superintendent of Insurance of the State of New York, the Chairman of the Board of Directors shall immediately call a special meeting of the Board of Directors to respond to such request.

   EIGHTH: The duration of the corporate existence of the company shall be perpetual.

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   NINTH: The amount of capital of the company shall be Two Million Five
   Hundred Thousand Dollars ($2,500,000) and shall consist of One Hundred Thousand (100,000) shares, par value twenty-five dollars ($25.00) per share.

   TENTH: In the manner specified in the By-laws, the Board of Directors shall elect officers at its annual meeting, and officers may be elected or removed and a vacancy in any office may be filled by the Board of Directors at any meeting.

   ELEVENTH: No shareholder of the company shall have a prior right because of his shareholdings to have first or at any time offered to him any part of any of the presently authorized shares of the company hereafter optioned, issued or sold, or any part of any security of the company presently authorized whether or not issued, and subject to statutory requirements all securities of the company which may hereafter be authorized may at any time be sold, optioned and contracted for sale of subscription and/or sold and disposed of by authorization of the Board of Directors of the company to such person or persons and upon such terms and conditions as may to said Board of Directors seem proper or advisable without first offering said shares or security or any part thereof to existing shareholders.

   TWELFTH: The company may issue both participating policies or contracts and non-participating policies or contracts, upon receiving a special permit from the Superintendent of Insurance of the State of New York so to do and in compliance and pursuant to the provisions of Section 216 of the Insurance Law of the State of New York.

   5. The foregoing Amendment and Restatement of the Charter was authorized, pursuant to Section 807 of the Business Corporation Law and Section 1206 of the Insurance Law, by the Board of Directors of the company at a special meeting held on June 22, 2010, and by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders on June 22, 2010.

   IN WITNESS WHEREOF, the undersigned have signed this Amended and Restated Charter of Allstate Life Insurance Company of New York and affirmed it as true under the penalties of perjury this 22/nd/ day of June 2010.

                                                  /s/ Matthew E. Winter
                                                  ------------------------------
                                                  Matthew E. Winter
                                                  President

                                                  /s/ Susan L. Lees
                                                  ------------------------------
                                                  Susan L. Lees
                                                  Secretary

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